UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2009

ABRAXIS BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33657	30-0431735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11755 Wilshire Boulevard, Suite 2000

Los Angeles, California 90025

(Address of Principal Executive Offices) (Zip Code)

(310) 883-1300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 29, 2009, the board of directors of Abraxis BioScience, Inc. (the “Company”) appointed Leon (Lonnie) O. Moulder, Jr. as Vice Chairman of the board of directors, President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Company’s wholly-owned operating subsidiary, Abraxis BioScience, LLC, and the Abraxis Oncology division. Mr. Moulder succeeds Patrick Soon-Shiong, M.D., who has assumed the role of Executive Chairman of the Company and Chief Executive Officer of Abraxis Health.

Mr. Moulder comes to the Company from Eisai Corporation of North America, where he served as vice chairman from January 2008 until January 2009, when Eisai acquired MGI PHARMA, INC., where he served as president and chief executive officer since May 2003. Mr. Moulder joined MGI PHARMA in September 1999 as executive vice president and was promoted to president and chief operating officer in May 2002. Prior to MGI PHARMA, he was a member of the founding management team and vice president, business development & commercial affairs of Eligex, Inc., a venture-stage biomedical company, from October 1997 to September 1999. Prior to that, Mr. Moulder served for 16 years in a number of commercial roles for Hoechst Marion Roussel (now Sanofi Aventis) and its predecessor companies. He began his career as a clinical pharmacist. Mr. Moulder was previously a board member of the Biotechnology Industry Organization (BIO) and is a member of the Board of Visitors of the Temple University school of pharmacy. He earned a bachelor of science degree in pharmacy from Temple University and a master of business administration degree from the University of Chicago.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Moulder and any of the Company’s directors or executive officers.

Under the terms of his employment agreement, Mr. Moulder will receive an annual base salary of $650,000, subject to annual review by the Company’s board of directors, and will be eligible to participate in the bonus plan designed for other executive officers. Mr. Moulder’s target bonus will be no less than 75% of his base salary. The agreement also provides that Mr. Moulder will (i) receive a signing bonus payment of $100,000 and (ii) be reimbursed for relocation costs and expenses up to $50,000. If Mr. Moulder voluntarily terminates his employment or is terminated for “Cause” during his first year of employment, he has agreed to repay the signing bonus and relocation costs.

In the event that Mr. Moulder’s employment is terminated (i) by the Company without “Cause,” or (ii) by him for “Good Reason,” then Mr. Moulder will be entitled to receive (in addition to his salary up to the termination date and post-termination benefits under company benefit plans) a lump sum payment equal to his then-current annual base salary plus a prorated target bonus for the year in which termination occurs. In addition, any equity awards held by Mr. Moulder would accelerate with respect to an additional 25% of the underlying shares. In the event Mr. Moulder is terminated (i) by the Company without “Cause,” or (ii) by him for “Good Reason” within 24 months following a transaction in which the holders of our voting stock cease to beneficially own more than 50% of the voting capital stock of the Company or a successor following such transaction, or the Company sells all or substantially all of its assets, then Mr. Moulder will receive (in addition to his salary up to the termination date and post-termination benefits under company benefit plans) a lump sum payment equal to two times his then-current base salary, plus two times his annual target bonus, plus a prorated target bonus for the year in which the termination occurs. Any equity awards would accelerate and vest in full upon any such change of control transaction.

In connection with his employment, Mr. Moulder was granted on April 29, 2009 (i) an option to purchase 200,000 shares of the Company’s common stock, which options vest in four equal annual installments beginning on April 29, 2010, the first anniversary of the grant date, and have an exercise price equal to $47.46, the closing price on the April 29, 2009 grant date, (ii) 50,000 restricted stock units, which vest in four equal annual installments beginning on April 29, 2010, and (iii) 200,000 restricted stock units, which vest solely upon the satisfaction of certain performance criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

Date: May 1, 2009	By:	/s/ David D. O’Toole
David D. O’Toole
Chief Financial Officer